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                                                                     EXHIBIT 2.5

     THIS SUBLEASE made as of the 1st day of February, 1999


B E T W E E N:


                           VIDEOFLICKS CANADA LIMITED

                               (the "Headtenant")


                                     - and -


                             VIDEOFLICKS.COM LIMITED

                                (the "Subtenant")


WHEREAS:

1. By lease dated the 17th day of July, 1985, as amended by agreement made August 1, 1990 and as further amended by agreement made as of May 1, 1996, (collectively, the "Head Lease"), 1650 Avenue Road Inc. leased to the Headtenant the premises known as 1654 Avenue Road, Toronto, Ontario, M5M 3Y1 (the "Premises") for a term which terminates on July 31, 2000 ;

2. The Subtenant has requested the Headtenant to sublease to him 15% of the area, in square feet, comprising the Premises (the "Subpremises"), as designated by the Headtenant in its sole discretion and the Headtenant has agreed to grant a sublease (the "Sublease") on the terms set out in this agreement:

NOW THEREFORE, in consideration of the rents, covenants and conditions herein to be paid, observed and performed by the Subtenant, the Headtenant leases the Subpremises to the Subtenant for a term commencing on the date hereof and terminating on the day immediately prior to the date of termination of the Head Lease, at the rent of $28,680 per year payable monthly as to $2,390 per month in advance on the first day of each month during the term of the Sublease, the first payment of rent hereunder to be made effective the first day of December, 1998.

1.   The Subtenant covenants with the Headtenant:

     (a) To pay to the Headtenant the rent reserved at the times and in the manner provided herein without deduction or abatement;

     (b) To well and sufficiently repair and maintain the Subpremises in good and substantial repair and all buildings, fixtures and chattels belonging thereto


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          or which shall be erected therein or thereon, reasonable wear and tear and damage by fire, lightning and tempest only excepted and to keep the Subpremises clean;

     (c) That the Headtenant and his servants and agents shall have the right at all reasonable times to enter the Subpremises to examine the condition of them and that if any want of repair shall be found and notice be given to the Tenant, the Tenant shall, as soon as it is reasonably possible to do so, sufficiently repair in accordance with the notice;

     (d) That the Subtenant shall use the Subpremises in connection with the business of selling video/movie cassettes and related products to the public and for no other purpose;

     (e) not to use the outer walls or windows of the Premises for any notice or name plate nor to exhibit its name, except in such form and character as approved by the Headtenant on the directory board in the entrance hallway to the Premises and on the glass of the outer doors of the Premises only

     (f) To perform and observe all of the covenants on the part of the Headtenant in the Head Lease other than the covenant to pay rent thereunder and other than covenants relating to the Premises other than the Subpremises, and to indemnify the Headtenant against all actions, expenses, claims and demands in respect of such covenants.


2.   The Headtenant covenants with the Subtenant:

     (a)  For quiet enjoyment;

     (b) The Headtenant shall throughout the term of the lease keep the Subpremises insured for loss and damage by fire and shall pay when due all premiums necessary for the above purpose provided that the Headtenant's obligation under this covenant shall immediately cease if the insurance covenanted for shall be rendered void by any act or default of the Subtenant;

     (c) The Headtenant shall if the Subpremises are damaged by fire reinstate the Subpremises at his sole expense, with all reasonable speed;

     (d) If the Subpremises or any part of them are damaged by fire during the term of this Sublease, with the result that they are rendered unfit for the conduct of the business of the Subtenant therefrom, then the rent reserved by this lease or a fair proportion thereof in accordance with the nature and extent of the damage shall be suspended until the Subpremises are sufficiently repaired such that the subtenant can conduct its business therefrom;

     (e)  To pay the rent reserved by the Head Lease;

     (f) To perform and observe the covenants on the part of the Headtenant contained in the Head Lease with respect to the Premises, including the Subpremises, so far as such covenants are not required to be performed and observed by the Subtenant; and



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     (g)  To at all times keep the Subtenant indemnified against all actions, expenses, claims, and demands on account of the non-performance of the covenants of the Headtenant in the Head Lease.


3.   Provided that:

     (a) The Subtenant may remove its fixtures from the Subpremises at any time and from time to time; and

     (c) The Headtenant may re-enter the Subpremises if rent shall be in arrears for ten (10) days or upon breach by Subtenant of any of its covenants hereunder or on the bankruptcy of the Subtenant. In addition to the foregoing, in respect of the Subtenant, the Headtenant shall have all of the rights of re-entry available to the lessor under the Head Lease, a copy of which is annexed hereto, as if the Subtenant were the lessee under the Head Lease.

4. The Subtenant from time to time may request to sublease additional space within the Premises and the Headtenant may, in its sole discretion, increase the area comprising the Subpremises, in which case the amount of rent payable by the Subtenant shall increase in proportion to the increase in size of the Subpremises and the parties hereto shall accordingly execute a written amendment to the Sublease to reflect such changes.

     WITNESS our hands and seals the day, month and year as first written above.


                                         VIDEOFLICKS CANADA LIMITED
                                         Per:

                                            /s/ MICHAEL KAVANAGH
                                         ----------------------------------
                                                A.S.O.



                                         VIDEOFLICKS.COM LIMITED
                                         Per:

                                            /s/ MICHAEL KAVANAGH
                                         ----------------------------------
                                                A.S.O.